Exhibit 99.1
Veritone Reports Second Quarter 2026 Results and Provides Update on Cost Reductions

– Q2 Total Revenue of $24.3 million, up 20% from Q1 2026 and 5% from Q2 2025 –

– Annual Recurring Revenue (ARR) of $62.0 million, up modestly year over year –

– Completed first phase of restructuring, delivering $11.3 million in annualized cost reductions, or approximately 11% of annual Operating Expenses as compared to the trailing 12 months ended June 30, 2026 –

– Targeting additional cost reductions of $3.5 million to $8.5 million by year-end 2026, representing total annualized Operating Expense reductions of approximately 15% to 20%, with further reductions planned for 2027 –
IRVINE, Calif. -- August 13, 2026 -- Veritone, Inc. (NASDAQ: VERI) (“Veritone” or the “Company”), a leader in building enterprise AI solutions, today announced results for the second quarter ended June 30, 2026.

“During the second quarter, we executed decisively against our strategic priorities, completing the first phase of our restructuring and cost initiatives while continuing to build strong momentum across our highest-growth opportunities,” said Ryan Steelberg, President and Chief Executive Officer of Veritone. “We are converting VDR opportunities into large commercial deployments and expanding our public sector footprint while meaningfully lowering our operating cost structure and continuing to invest in our highest-growth opportunities. With additional cost reduction actions planned through year-end and into 2027, and a strong pipeline ahead, we believe Veritone is strongly positioned to achieve operating profitability as early as the first half of 2027.”
Second Quarter 2026 Financial Highlights
•Revenue of $24.3 million, an increase of $1.1 million, or 4.6%, compared to Q2 2025.
•Annual Recurring Revenue (ARR) of $62.0 million, up slightly from Q2 2025.
•Software Products and Services revenues of $16.7 million, an increase of $0.1 million, or 0.5%, year over year.
•Managed Services revenue of $7.5 million, an increase of $1.0 million, or 15.2%, year over year.
•GAAP gross profit of $14.2 million, a decrease of $1.5 million, or 9.4%, year over year; GAAP gross margin of 58.5% as compared to 67.5% in Q2 2025, largely driven by the higher mix of lower margin revenue.
•Non-GAAP gross profit of $15.5 million, a decrease of $1.4 million, or 8.2% year over year; non-GAAP gross margin of 63.7% as compared to 72.6% in Q2 2025, largely driven by the higher mix of lower margin revenue.
•Operating loss of $22.1 million, an increase of $3.1 million, or 16.4%, year over year driven primarily by $4.5 million in restructuring expenses in Q2 2026.
•Net loss of $22.2 million, an improvement of $4.3 million, or 16.4%, year over year driven principally from lower interest expense.
•Non-GAAP net loss of $10.0 million, an increase of $1.6 million, or 18.4%, year-over-year principally driven by a decline in year over year Non-GAAP Gross Profit due to the mix of revenue in Q2 2026 as compared to Q2 2025.
Year to Date 2026 Financial Highlights
•Revenue of $44.5 million, a decrease of $1.1 million, or 2.5%, year over year.
•Software Products and Services revenues of $30.5 million, a decrease of $0.6 million, or 1.9%, year over year.
•Managed Services revenue of $14.0 million, a decrease of $0.5 million, or 3.7%, year over year.
•GAAP gross profit of $26.6 million, a decrease of $2.8 million, or 9.4%, year over year; GAAP gross margin of 59.8% as compared to 64.3% for the six months ended June 30, 2025, largely driven by the higher mix of lower margin revenue.
•Non-GAAP gross profit of $29.2 million, a decrease of $2.3 million, or 7.3% year over year; non-GAAP gross margin of 65.5% as compared to 68.9% for the six months ended June 30, 2025, largely driven by the higher mix of lower margin revenue.

•Operating loss of $41.6 million, an increase of $0.9 million, or 2.2%, year over year driven primarily by $4.5 million in restructuring expenses in Q2 2026.
•Net loss of $41.7 million, an improvement of $4.7 million, or 10.1%, year over year driven principally from lower interest expense.
•Non-GAAP net loss of $21.8 million, an increase of $2.3 million, or 11.8%, year-over-year principally driven by a decline in year over year Non-GAAP Gross Profit due to the mix of revenue for the six months ended June 30, 2026 as compared to 2025.
About Our Total New Bookings and Sales Pipeline
Our total new bookings represents the total fees payable during the full contract term for new contracts received in the quarter (including fees payable during any cancellable portion and an estimate of license fees that may fluctuate over the term), excluding any variable fees under the contract (e.g., fees for cognitive processing, storage, professional services and other variable services). Our sales pipeline represents revenue we expect to receive based on the total fees payable during the full contract term for contracts that we believe have a high probability of closing in the next three to twelve months. We include in our sales pipeline fees payable during any cancellable portion and an estimate of license fees that may fluctuate over the term and we do not include any variable fees under the contract (e.g., fees for cognitive processing, storage, professional services and other variable services) and any fees payable after contract renewals or extensions that are at the discretion of our customer. Many of our contracts require us to provide services over more than one year and may include professional fees required to enable our technology in certain environments we do not host or have direct control over. In some cases, our customers may have the ability to terminate our agreements on short notice and our pipeline does not consider the potential impact of any early termination. No assurance can be given that we will ultimately realize our full sales pipeline.

Unaudited	Three Months Ended			Six Months Ended
(in $000s)	June 30, 2026	June 30, 2025	Change	June 30, 2026	June 30, 2025	Change
Revenue	$24,263	$23,193	4.6%	$44,522	$45,656	(2.5)%
Operating loss	(22,136)	(19,012)	(16.4)%	(41,559)	(40,646)	(2.2)%
Net loss	(22,160)	(26,492)	16.4%	(41,668)	(46,367)	10.1%
GAAP gross profit	14,185	15,650	(9.4)%	26,614	29,364	(9.4)%
Non-GAAP gross profit*	15,455	16,841	(8.2)%	29,164	31,470	(7.3)%
Non-GAAP net loss*	(9,957)	(8,407)	(18.4)%	(21,845)	(19,537)	(11.8)%

	Three Months Ended
Unaudited	June 30, 2026	June 30, 2025	Change
Total Software Products & Services Customers(1)	$2,829	$3,066	(7.7)%
Annual Recurring Revenue (SaaS) (in 000's)(2)	$43,245	$50,910	(15.1)%
Annual Recurring Revenue (Consumption) (in 000's)(3)	$18,757	$10,957	71.2%
Annual Recurring Revenue (in 000's)(4)	$62,002	$61,867	0.2%
Total New Bookings (in 000's)(5)	$13,949	$14,965	(6.8)%
Gross Revenue Retention(6)	> 90%	> 90%	—%

(1)“Total Software Products & Services Customers” includes Software Products & Services customers as of the end of each respective quarter set forth above with net revenues in excess of $10 during the last month of the quarter and also excludes any customers categorized by us as trial or pilot status. Management uses Total Software Products & Services Customers and we believe Total Software Products & Services Customers is useful to investors because it more accurately reflects our total customers for our Software Products & Services.

(2)“Annual Recurring Revenue (SaaS)” represents an annualized calculation of monthly recurring subscription-based SaaS revenue during the last month of the applicable quarter for all Total Software Products & Services customers. Management uses “Annual Recurring Revenue (SaaS)” and we believe Annual Recurring Revenue (SaaS) is useful to investors because it provides annual recurring subscription-based SaaS revenues as compared to consumption-based revenues and the split between the two allows us to delineate between predictable recurring SaaS revenues and more volatile consumption-based revenues, including VDR.
(3)“Annual Recurring Revenue (Consumption)” represents the trailing twelve months of all non-recurring and/or consumption-based revenue for all active Total Software Products & Services customers. Management uses “Annual Recurring Revenue (Consumption)” and we believe Annual Recurring Revenue (Consumption) is useful to investors because Annual Recurring Revenue provides a calculation of our trailing twelve months of consumption-based revenue from Total Software Products & Services Customers, which as noted above, excludes customers with insignificant revenue and customers on trial or pilot status. We believe the split between subscription-based SaaS revenue and consumption-based revenue allows us to delineate between predictable recurring SaaS revenues and more volatile consumption-based revenues, including VDR.
(4)“Annual Recurring Revenue” represents the sum of “Annual Recurring Revenue (SaaS)” and “Annual Recurring Revenue (Consumption).” Management uses “Annual Recurring Revenue” and we believe Annual Recurring Revenue is useful to investors because it provides our revenue from Total Software Products & Services Customers, which as noted above, excludes customers with insignificant revenue and customers on trial or pilot status.
(5)“Total New Bookings” represents the total fees payable during the full contract term for new contracts received in the quarter (including fees payable during any cancellable portion and an estimate of license fees that may fluctuate over the term), excluding any variable fees under the contract (e.g., fees for cognitive processing, storage, professional services and other variable services).
(6)“Gross Revenue Retention” represents a calculation of our dollar-based gross revenue retention rate as of the period end by starting with the revenue from Software Products & Services Customers as of the three months in the prior year quarter to such period, or Prior Year Quarter Revenue. We then deduct from the Prior Year Quarter Revenue any revenue from Software Products & Services Customers who are no longer customers as of the current period end, or Current Period Ending Software Customer Revenue. We then divide the total Current Period Ending Software Customer Revenue by the total Prior Year Quarter Revenue to arrive at our dollar-based gross retention rate, which is the percentage of revenue from all Software Products & Services Customers from our Software Products & Services as of the year prior that is not lost to customer churn.

*    See tables below for reconciliation of non-GAAP financial measures to directly comparable GAAP measures and for the definitions used for these and additional Software Products & Services Supplemental Financial Information.

Business Highlights
•Joined the Department of Energy’s Project Genesis Consortium to help advance United States’ sovereign AI and scientific advancement.
•Secured a multi-year contract with the California Highway Patrol, the largest state police agency in the United States, for Veritone Redact.
•Down-selected as part of an exclusive group of technology firms and vendors for a large country-wide UK procurement framework.
•Announced a multi-year Pac-12 agreement as the exclusive global licensing partner leveraging Veritone’s Digital Media Hub (DMH).
•Executed multi-million dollar VDR orders with existing major hyperscalers in Q2 2026.
•Broadbean by Veritone secured 76 new business wins and now manages 7.6+ million job listings annually, generating 132 million candidate engagements while achieving several critical milestones with SAP, Oracle and Workday.
•Closed over 200 commercial enterprise software and licensing contracts including agreements with CNN and Sony Pictures Entertainment.
•Closed over 100 public sector contracts from new and existing customers across federal, state, and local agencies.
•Completed first phase of restructuring, delivering $11.3 million in annualized cost reductions, or approximately 11% of annual operating expenses as compared to the trailing 12 months ended June 30, 2026.
•Targeting additional cost reductions of $3.5 million to $8.5 million by year-end 2026, representing total annualized operating expense reductions of approximately 15% to 20%, with further reductions planned for 2027.

Financial Results for Three Months Ended June 30, 2026
Delivered second quarter revenue of $24.3 million, an increase of $1.1 million from $23.2 million in the second quarter of 2025 driven by increases in Software Products & Services and Managed Services revenues. Software Products & Services revenue of $16.7 million increased slightly year over year, principally due to an increase in revenue generated from our aiWARE solutions, offset by a decline in hire revenue. Commercial Enterprise Managed Services increased $1.0 million, or 15.2% year over year, driven by increases in representation and content licensing services.
GAAP gross profit of $14.2 million decreased by $1.5 million from $15.7 million in the second quarter of 2025 driven by the higher mix of lower margin revenue as compared to the prior year period, with GAAP gross margin of 58.5% decreasing 901 bps from 67.5% in the second quarter of 2025. Non-GAAP gross margin was 63.7% as compared to 72.6% in the second quarter of 2025, a decrease of 891 bps.
Operating loss of $22.1 million an increase of $3.1 million, or 16.4%, from a loss of $19.0 million in Q2 2025, principally driven by an increase of $4.5 million in restructuring expenses as a result of the restructuring plan initiated by the Company in June 2026, which is principally comprised of severance and transition expenses associated with planned reductions in employees. Net loss of $22.2 million decreased from a net loss of $26.5 million for the second quarter of 2025 principally due to a reduction in interest expense of $3.2 million as the result of the retirement of the Company’s senior secured term loan in November 2025. Non-GAAP net loss of $10.0 million increased by 18.4%, or $1.6 million, from a net loss of $8.4 million for the second quarter of 2025 primarily due to the decrease in Non-GAAP Gross Profit.
Total Software Product & Services Customers of 2,829 as of June 30, 2026 decreased compared to June 30, 2025. This decline was principally due to fewer consumption-based customers across our Talent Acquisition solutions. Annual Recurring Revenue of $62.0 million increased slightly over Q2 2025.
Financial Results for Six Months Ended June 30, 2026
During the six months ended June 30, 2026 delivered revenue of $44.5 million, down $1.1 million from $45.7 million driven by slight declines in Software Products & Services and Managed Services revenues. Software Products & Services revenue of $30.5 million decreased by $0.6 million, or 1.9%, year over year, principally due to a decline in revenue generated from our Talent Acquisition solutions. Managed Services declined $0.5 million, or 3.7% year over year, principally driven by declines in representation services led by lower influencer-based advertising revenue as a result of the more challenging macro environment, along with a decrease in content licensing.
GAAP gross profit of $26.6 million decreased by $2.8 million from $29.4 million in the during the six months ended June 30, 2025 driven by the decrease in revenue compared to the prior year period. GAAP gross margin of 59.8% decreased 454 bps from 64.3% during the six months ended June 30, 2025 as a result of year-over-year increases in lower gross margin revenue from consumption-based revenue. Non-GAAP gross margin was 65.5% as compared to 68.9% during the six months ended June 30, 2025, a decrease of 342 bps driven by year-over-year decrease in depreciation within cost of revenue.
Operating loss of $41.6 million increased by $0.9 million, or 2.2%, from a loss of $40.6 million during the six months ended June 30, 2025, was principally driven by expenses incurred as a result of the restructuring initiated by the Company in June 2026. Net loss of $41.7 million decreased from a net loss of $46.4 million during the six months ended June 30, 2025, was principally driven by a reduction in interest expense of $5.6 million as the result of the retirement of the Company’s senior secured term loan in November 2025. Non-GAAP net loss of $21.8 million increased by 11.8%, or $2.3 million, from a net loss of $19.5 million during the six months ended June 30, 2025, was principally driven by a year-over-year decrease in Non-GAAP gross profit as a result of decreases in sales of higher margin products.
Business Outlook
Full Year 2026

Veritone financial outlook for fiscal year 2026:
•Revenue is expected to be in the range of $100 million to $115 million, as compared to $92.6 million for fiscal 2025, a 16% implied annual increase at the midpoint.
•Non-GAAP net loss is expected to be in the range of $22.0 million to $32.0 million, as compared to non-GAAP net loss of $40.8 million for fiscal 2025, a 34% implied annual decrease at the midpoint.

Conference Call
Veritone will hold a conference call on August 13, 2026, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss its second quarter results, provide an update on the business and conduct a question-and-answer session. To participate, please join the conference call or live audio webcast links or use the following dial-in numbers and ask to be connected to the Veritone earnings conference call. To avoid any delays, please join at least fifteen minutes prior to the start of the call.
•Conference Call
•Live Audio Webcast
•Domestic Call Number: (844) 750-4897
•International Call Number: (412) 317-5293
A replay of the conference call can be accessed one hour after the end of the conference call through August 20, 2026. The full webcast replay will be available through August 13, 2027. To access the earnings webcast replay please visit the Veritone Investor Relations website.
•Domestic Replay Number: (855) 669-9658
•International Replay Number: (412) 317-0088
•Replay Access Code: 2690799
About the Presentation of Supplemental Non-GAAP Financial Information and Key Performance Indicators
In this news release, the Company has supplemented its financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including Non-GAAP net income (loss), Non-GAAP gross profit, and Non-GAAP gross margin. The Company also provides key performance indicators (KPI), including Total Software Products & Services Customers, Annual Recurring Revenue (SaaS), Annual Recurring Revenue (Consumption), Total New Bookings and Gross Revenue Retention.

Non-GAAP net income (loss) is the Company’s net income (loss), adjusted to exclude interest expense, net, income taxes, depreciation and amortization, stock-based compensation, change in fair value of earnout receivable, contingent purchase compensation expense, foreign currency impact and other, acquisition and due diligence costs, severance and executive transition costs, professional fees and lender consent fees. Non-GAAP gross profit is the Company’s gross profit with adjustments to add back depreciation and amortization related to cost of revenue. Non-GAAP gross margin is defined as non-GAAP gross profit divided by revenue.

Reconciliations of each of these non-GAAP financial measures to the most closely comparable GAAP financial measure, including a breakdown of the excluded items noted above are included following the financial statements attached to this news release. These non-GAAP financial measures are not calculated and presented in accordance with GAAP and should not be considered as an alternative to net income (loss), operating income (loss), gross profit, gross margin or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity.

The Company has provided these non-GAAP financial measures and KPI because management believes such information to be important supplemental measures of performance that are commonly used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Management also uses this information internally for forecasting, budgeting and measuring annual bonus compensation targets for executive personnel, including the Company’s named executive officers. Non-GAAP net income (loss) provides management and investors consistency and comparability with the Company’s past financial performance and facilitates period-to-period comparisons of operations, as it eliminates the effect of items that are often unrelated to overall operating performance. Non-GAAP gross profit and non-GAAP gross margin allow investors and the Company’s management team to analyze the Company’s operating performance by excluding expenses that are not directly related to the cost of providing goods and services. Other companies (including the Company’s competitors) may define these non-GAAP financial measures differently. The non-GAAP financial measures may not be indicative of the historical operating results of Veritone or predictive of potential future results. Investors should not consider these non-GAAP financial measures in isolation or as a substitute for analysis of the Company’s results as reported in accordance with GAAP.

About Veritone
Veritone (NASDAQ: VERI) is a leader in enterprise artificial intelligence (AI) software and solutions that transform unstructured data into actionable intelligence and dynamic workflows. By empowering organizations in both the commercial and public sectors, Veritone enables users to increase operational efficiency, accelerate decision-making, and drive profitability. The company’s proprietary AI operating system, aiWARE™, orchestrates a diverse ecosystem of machine learning models and intelligent applications to process and tokenize data—including video, audio, and images—powering sophisticated automation and measurable business outcomes. Committed to the development of ethical AI, Veritone blends human expertise with cutting-edge technology to help customers navigate a complex digital landscape while helping to protect intellectual property and enabling sustainable business growth. For more information, visit Veritone.com.
Safe Harbor Statement
This news release contains forward-looking statements, including without limitation, statements regarding expected total revenue and non-GAAP net loss for the full year 2026, the expected achievement amount and timing of operating expense reductions and operating profitability, the expected growth of Veritone Data Refinery, the expected growth of our public sector offerings, our customer transaction pipelines and the estimated values thereof, and the expected benefits of strategic partnerships. In addition, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “outlook,” “should,” “could,” “estimate,” “confident” or “continue” or the plural, negative or other variations thereof or comparable terminology are intended to identify forward-looking statements, and any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date hereof, and are based on management’s current assumptions, expectations, beliefs and information. As such, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Important factors that could cause such differences include, among other things: our ability to continue as a going concern, including our ability to repay our 1.75% convertible senior notes due in November 2026 prior to their scheduled maturity; our ability to expand our aiWARE SaaS business; declines or limited growth in the market for AI-based software applications and concerns over the use of AI that may hinder the adoption of AI technologies; our requirements for additional capital and liquidity to support our operations, our business growth, and repay or refinance our Convertible Notes prior to their scheduled maturity and the availability of such capital on acceptable terms, if at all; our reliance upon a limited number of key customers for a significant portion of our revenue, and the corresponding risk of declines in key customers’ usage of our products and other offerings; our identification of existing material weaknesses in our internal control over financial reporting and plans for remediation; fluctuations in our results over time; the impact of seasonality on our business; our ability to manage our growth, including through acquisitions and expansion into international markets; our ability to enhance our existing products and introduce new products that achieve market acceptance and keep pace with technological developments; our expectations with respect to the future performance of our products, such as the Intelligent Digital Evidence Management System and Veritone Data Refinery, including as drivers of future growth; actions by our competitors, partners and others that may block us from using third party technologies in our aiWARE platform, offering it for free to the public or making it cost prohibitive to continue to incorporate such technologies into our platform; interruptions or performance problems with our technology and infrastructure, or that of third parties with whom we work; the impact of the continuing economic disruption caused by macroeconomic and geopolitical factors, including lingering economic disruption caused by international conflicts, financial instability, inflation and the responses by central banking authorities to control inflation, monetary supply shifts, high interest rates, the imposition of tariffs, trade tensions, and global trade disputes, and the threat of recession in the United States and around the world on our business and our existing and potential customers; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Certain of these judgments and risks are discussed in more detail in our most recently filed Annual Report on Form 10-K, and our Quarterly Reports on Form 10-Q and other periodic reports filed from time to time with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. The forward-looking statements contained herein reflect our beliefs, estimates and predictions as of the date hereof, and we undertake no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events for any reason, except as required by law.
Company:
Mike Zemetra
Chief Financial Officer
Veritone, Inc.
investors@veritone.com

Investor Relations:
Cate Goldsmith
Prosek Partners
914-815-7678
cgoldsmith@prosek.com
Source: Veritone, Inc.

Veritone, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$12,424	$27,426
Accounts receivable, net	28,042	36,768
Prepaid expenses and other current assets	7,016	9,720
Total current assets	47,482	73,914
Property, equipment, and improvements, net	9,114	9,582
Intangible assets, net	29,688	38,639
Goodwill	54,007	54,256
Restricted cash	290	289
Other assets	7,913	5,600
Total assets	$148,494	$182,280
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,046	$16,487
Deferred revenue	12,167	12,290
Convertible notes, current portion	45,467	45,317
Accrued purchase compensation, current portion	—	1,500
Accrued expenses and other current liabilities	27,860	28,186
Total current liabilities	100,540	103,780
Other non-current liabilities	10,085	10,376
Total liabilities	110,625	114,156
Commitments and contingencies (Note 10)
Stockholders’ equity:
Common stock	100	93
Additional paid-in capital	657,553	645,962
Accumulated other comprehensive income	896	1,081
Accumulated deficit	(620,680)	(579,012)
Total stockholders’ equity	37,869	68,124
Total liabilities and stockholders’ equity	$148,494	$182,280

Veritone, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenue	$24,263	$23,193	$44,522	$45,656
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	8,808	6,352	15,358	14,186
Sales and marketing	10,298	11,096	20,951	21,201
Research and development	5,871	4,932	11,624	10,138
General and administrative	11,135	12,653	22,083	26,657
Restructuring expense	4,520	—	4,520	—
Depreciation and amortization	5,767	7,172	11,545	14,120
Total operating expenses	46,399	42,205	86,081	86,302
Operating loss	(22,136)	(19,012)	(41,559)	(40,646)
Interest expense, net	272	3,434	450	6,062
Other expense (income), net	65	3,162	585	(899)
Loss before income taxes	(22,473)	(25,608)	(42,594)	(45,809)
Income taxes	(313)	884	(926)	558
Net loss	$(22,160)	$(26,492)	$(41,668)	$(46,367)
Earnings (Loss) per share:
Loss per share, basic and diluted	$(0.24)	$(0.53)	$(0.45)	$(0.94)
Weighted-average common shares outstanding used in computing loss per share, basic and diluted	94,025	49,627	93,470	48,989
Comprehensive loss:
Net loss	$(22,160)	$(26,492)	$(41,668)	$(46,367)
Foreign currency translation adjustment, net of income taxes	183	1,298	(185)	878
Total comprehensive loss	$(21,977)	$(25,194)	$(41,853)	$(45,489)

Veritone, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months Ended
	June 30, 2026	June 30, 2025
Cash flows used in operating activities:
Net income	$(41,668)	$(46,367)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,545	14,120
Stock-based compensation	2,674	3,453
Non-cash interest expense	150	2,507
Deferred income taxes	(1,200)	(315)
Provision for credit losses	408	668
Non-cash barter revenue	(849)	—
Reduction in carrying amount of operating lease right-of-use assets	278	489
Change in fair value of earnout receivable	—	(784)
Changes in operating assets and liabilities:
Accounts receivable	8,318	164
Prepaid expenses and other current assets	3,305	815
Other assets	(1,361)	(11)
Accounts payable	(1,678)	3,570
Deferred revenue	(335)	289
Accrued expenses and other current liabilities	(1,713)	(3,797)
Other non-current liabilities	—	(78)
Net cash used in operating activities	(22,126)	(25,277)
Cash flows from investing activities:
Capital expenditures	(2,029)	(2,311)
Net cash used in investing activities	(2,029)	(2,311)
Cash flows from financing activities:
Repayment of senior secured term loan	—	(3,875)
Proceeds from issuance of stock and pre-funded warrants under registered direct offerings and at-the-market offering, net of offering costs	9,376	29,449
Debt issuance costs	—	(114)
Proceeds from issuance of stock under employee stock plans, net	162	140
Taxes paid related to net share settlement of equity awards	(705)	(341)
Other	28	—
Net cash provided by financing activities	8,861	25,259
Effect of exchange rates on cash, cash equivalents, and restricted cash	293	(1,133)
Net change in cash, cash equivalents, and restricted cash	(15,001)	(3,462)
Cash, cash equivalents, and restricted cash, beginning of period	27,715	17,318
Cash, cash equivalents, and restricted cash at the end of the period	$12,714	$13,856

Veritone, Inc.
Revenue Detail (unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Software Products & Services	$16,725	$16,649	$30,540	$31,132

Managed Services:
Representation Services	2,082	1,529	4,058	4,301
Licensing	5,456	5,015	9,924	10,223
Total Managed Services	7,538	6,544	13,982	14,524

Total revenue	$24,263	$23,193	$44,522	$45,656

Veritone, Inc.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss (unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net loss	$(22,160)	$(26,492)	$(41,668)	$(46,367)
Interest expense, net	272	3,434	450	6,062
Income taxes	(313)	884	(926)	558
Depreciation and amortization	5,767	7,172	11,545	14,120
Stock-based compensation	1,483	1,710	2,674	3,453
Change in fair value of earnout receivable	—	2,870	—	(784)
Contingent purchase compensation expense	—	138	—	213
Foreign currency impact and other	59	254	698	(162)
Acquisition and due diligence costs	—	588	85	856
Restructuring expense	4,520	—	4,520	—
Severance and executive transition costs	—	1,035	362	1,500
Other items (1)	415	—	415	1,014
Non-GAAP net loss	$(9,957)	$(8,407)	$(21,845)	$(19,537)
(1) Other items represent other expenses that are not indicative of our ongoing operations, which, for the three and six months ended June 30, 2026 primarily comprised of professional fees and for the six months ended June 30, 2025 comprised of fees paid to the lenders in connection with the limited consent to the Company’s Credit Agreement.

Veritone, Inc.
Reconciliation of Expected GAAP Net Loss Range to Expected Non-GAAP Net Loss Range (unaudited)
(in millions)

Year Ending
December 31, 2026
Net loss	$(55.3) to $(68.3)
Interest expense, net	$0.8
Depreciation and amortization	$21.5 to $22.5
Stock-based compensation	$6.0 to $6.5
Severance and executive transition costs	$4.0 to $5.0
Restructuring and other	$0.6 to $1.0
Acquisition and due diligence costs	$0.4 to $0.5
Non-GAAP net loss	$(22.0) to $(32.0)

Veritone, Inc.
Supplemental Financial Information (unaudited)
We are providing the following unaudited supplemental financial information as a lookback of prior quarters to explain our recent historical performance.

	Quarter Ended
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
Total Software Products & Services Customers(1)	3,066	3,021	2,978	2,897	2,829
Annual Recurring Revenue (SaaS) (in 000's)(2)	$50,910	$50,010	$46,499	$47,423	$43,245
Annual Recurring Revenue (Consumption) (in 000's)(3)	$10,957	$13,930	$16,207	$16,797	$18,757
Annual Recurring Revenue (in 000's)(4)	$61,867	$63,940	$62,706	$64,220	$62,002
Total New Bookings (in 000's)(5)	$14,965	$19,042	$16,654	$15,988	$13,949
Gross Revenue Retention(6)	> 90%	> 90%	> 90%	> 90%	> 90%

(1)“Total Software Products & Services Customers” includes Software Products & Services customers as of the end of each respective quarter set forth above with net revenues in excess of $10 during the last month of the quarter and also excludes any customers categorized by us as trial or pilot status. Management uses Total Software Products & Services Customers and we believe Total Software Products & Services Customers is useful to investors because it more accurately reflects our total customers for our Software Products & Services.
(2)“Annual Recurring Revenue (SaaS)” represents an annualized calculation of monthly recurring subscription-based SaaS revenue during the last month of the applicable quarter for all Total Software Products & Services customers. Management uses “Annual Recurring Revenue (SaaS)” and we believe Annual Recurring Revenue (SaaS) is useful to investors because it provides annual recurring subscription-based SaaS revenues as compared to consumption-based revenues and the split between the two allows us to delineate between predictable recurring SaaS revenues and more volatile consumption-based revenues, including VDR.
(3)“Annual Recurring Revenue (Consumption)” represents the trailing twelve months of all non-recurring and/or consumption-based revenue for all active Total Software Products & Services customers. Management uses “Annual Recurring Revenue (Consumption)” and we believe Annual Recurring Revenue (Consumption) is useful to investors because Annual Recurring Revenue provides a calculation of our trailing twelve months of consumption-based revenue from Total Software Products & Services Customers, which as noted above, excludes customers with insignificant revenue and customers on trial or pilot status. We believe the split between subscription-based SaaS revenue and consumption-based revenue allows us to delineate between predictable recurring SaaS revenues and more volatile consumption-based revenues, including VDR.
(4)“Annual Recurring Revenue” represents the sum of “Annual Recurring Revenue (SaaS)” and “Annual Recurring Revenue (Consumption).” Management uses “Annual Recurring Revenue” and we believe Annual Recurring Revenue is useful to investors because it provides our revenue from Total Software Products & Services Customers, which as noted above, excludes customers with insignificant revenue and customers on trial or pilot status.
(5)“Total New Bookings” represents the total fees payable during the full contract term for new contracts received in the quarter (including fees payable during any cancellable portion and an estimate of license fees that may fluctuate over the term), excluding any variable fees under the contract (e.g., fees for cognitive processing, storage, professional services and other variable services).
(6)“Gross Revenue Retention” represents a calculation of our dollar-based gross revenue retention rate as of the period end by starting with the revenue from Software Products & Services Customers as of the three months in the prior year quarter to such period, or Prior Year Quarter Revenue. We then deduct from the Prior Year Quarter Revenue any revenue from Software Products & Services Customers who are no longer customers as of the current period end, or Current Period Ending Software Customer Revenue. We then divide the total Current Period Ending Software Customer Revenue by the total Prior Year Quarter Revenue to arrive at our dollar-based gross retention rate, which is the percentage of revenue from all Software Products & Services Customers from our Software Products & Services as of the year prior that is not lost to customer churn.

Veritone, Inc.
Reconciliation of GAAP Gross Profit to Non-GAAP Gross Profit (unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenue	$24,263	$23,193	$44,522	$45,656
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	8,808	6,352	15,358	14,186
Depreciation and amortization related to cost of revenue	1,270	1,191	2,550	2,106
GAAP gross profit	14,185	15,650	26,614	29,364
Depreciation and amortization related to cost of revenue	1,270	1,191	2,550	2,106
Stock-based compensation	—	—	—	—
Non-GAAP gross profit	$15,455	$16,841	$29,164	$31,470
GAAP gross margin	58.5%	67.5%	59.8%	64.3%
Non-GAAP gross margin	63.7%	72.6%	65.5%	68.9%